Exhibit 99.1

For further information, contact:

Michael Hara	Calisa Cole
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 486-6263
mhara@nvidia.com	ccole@nvidia.com

FOR IMMEDIATE RELEASE:

NVIDIA ANNOUNCES RECEIPT OF NASDAQ NOTICE AND STOCK OPTIONS UPDATE

SANTA CLARA, CA—SEPTEMBER 12, 2006—NVIDIA Corporation (Nasdaq: NVDA) announced today that the Company will request a hearing before the NASDAQ Listing Qualifications Panel in response to the receipt of a NASDAQ Staff Determination letter indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended July 30, 2006. Pending a decision by the Panel, the Company’s shares will remain listed on the NASDAQ Global Select Stock Market.

As previously announced on August 10, 2006, the Audit Committee of the Board of Directors of NVIDIA is conducting a voluntary review of the Company’s stock option practices covering the time from the Company’s initial public offering in 1999 through the current fiscal year. The Audit Committee is conducting this review with the assistance of outside legal counsel. The Company voluntarily contacted the Securities and Exchange Commission (“SEC”) staff to inform them about the ongoing review and the SEC has recently requested that the Company provide them with certain information relating to the Company’s historical stock option practices.

About NVIDIA

NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, CA and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, the review of our historical option practices, the Company’s plans to request a hearing before a Nasdaq Listing Qualifications Panel, and the filing of the Form 10-Q for the second quarter are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the final conclusions of the Audit Committee concerning matters relating to the Company’s stock option grants including, but not limited to, the accuracy of the stated measurement dates of option grants for financial accounting purposes; the impact of any additional expenses that may be recorded by NVIDIA; actions that may be taken or required as a result of the Audit Committee’s review; actions by the Securities and Exchange Commission or other regulatory agencies, including Nasdaq, with respect to NVIDIA or its personnel arising out of the option practices or related matters; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the quarter ended April 30, 2006. Copies of reports filed with the SEC are posted on the Company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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Copyright © 2006 NVIDIA Corporation. All rights reserved. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.